UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Congaree Bancshares, Inc.
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CONGAREE BANCSHARES, INC.

1201 Knox Abbott Drive

Cayce, South Carolina 29033

Notice of Annual Meeting of Shareholders

Dear Fellow Shareholder:

We cordially invite you to attend the 2010 Annual Meeting of Shareholders of Congaree Bancshares, Inc., the holding company for Congaree State Bank.  At the meeting, we will report on our performance in 2009 and answer your questions.  We hope that you can attend the meeting and reception and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on June 16, 2010 at The Clarion Inn (Airport), 500 Chris Drive, West Columbia, South Carolina 29169 at 3:00 p.m. local time for the following purposes:

1.	To elect four members to the board of directors;

2.	To vote on an advisory, non-binding resolution to approve the compensation of the named executive officers;

3.	To ratify the appointment of Elliott Davis, PLLC as our independent auditor for the fiscal year ending December 31, 2010; and

4.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on March 31, 2010 are entitled to attend and vote at the meeting.  A complete list of these shareholders will be available at the company’s offices prior to the meeting.  If your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting.  Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

By order of the Board of Directors,

/s/ Charlie T. Lovering

Charlie T. Lovering
Chief Executive Officer and Chief Financial Officer

Cayce, South Carolina

April 30, 2010

CONGAREE BANCSHARES, INC.

1201 Knox Abbott Drive

Cayce, South Carolina 29033

Proxy Statement for Annual Meeting of

Shareholders to be Held on June 16, 2010

Our board of directors is soliciting proxies for the 2010 Annual Meeting of Shareholders.  This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting.  We encourage you to read it carefully.

Voting Information

The board of directors set March 31, 2010 as the record date for the meeting.  Shareholders owning our common stock at the close of business on that date are entitled to vote and to attend the meeting, with each share entitled to one vote.  If you are a registered shareholder who wishes to vote at our annual meeting, you may do so by delivering your proxy card in person at the meeting.  “Street name” shareholders who wish to vote at our annual meeting will need to obtain a proxy form from the institution that holds their shares.  There were 1,764,439 shares of common stock outstanding on the record date.  A majority of the outstanding shares of common stock entitled to vote at the meeting will constitute a quorum.  We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name.  If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting.  However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

If you hold your shares in street name, it is critical that you cast your vote.  In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf as they felt appropriate.  New regulations prohibit your broker from voting uninstructed shares on a discretionary basis for all the proposals up for consideration at the annual meeting except for the ratification of our auditors.  Thus, if you hold your shares in street name and you do not instruct your broker how to vote at the meeting, no votes will be cast on your behalf for the first two proposals.  Further, if you abstain from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

When you sign the proxy card, you appoint Charlie T. Lovering and E. Daniel Scott as your representatives at the meeting.  Mr. Lovering and Mr. Scott will vote your proxy as you have instructed them on the proxy card.  If you submit a proxy but do not specify how you would like it to be voted, Mr. Lovering and Mr. Scott will vote your proxy for the election to the board of directors of all the nominees listed below under “Election of Directors,” and for the non-binding resolution to approve the compensation of the named executive officers.  We are not aware of any other matters to be considered at the meeting.  However, if any other matters come before the meeting, Mr. Lovering and Mr. Scott will vote your proxy on such matters in accordance with their judgment.  You may revoke your proxy and change your vote at any time before the polls close at the meeting.  You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders.  Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so.  We are distributing this proxy statement on or about April 30, 2010.

Important Notice of Internet Availability.  The proxy statement and our 2009 Annual Report on Form 10-K are available to the public for viewing on the Internet at www.congareestatebank.com.

In addition, the above items and other SEC filings are also available to the public on the SEC’s website on the Internet at www.sec.gov.  Upon written or oral request by any shareholder, we will deliver a copy of our Form 10-K.  In addition, upon written or oral request, we will also promptly deliver a copy of this proxy statement or the enclosed overview to our shareholders at a shared address to which a single copy of the document was delivered.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General Information Regarding Election of Directors

Our board of directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting.  The current terms of the Class I directors will expire at the meeting.  The terms of the Class II directors expire at the 2011 annual shareholders meeting and the terms of the Class III directors expire at the 2012 annual shareholders meeting.  Our directors and their classes are:

Class I	Class II	Class III

Thomas Hal Derrick	J. Kevin Reeley	Samuel M. Corley
Charlie T. Lovering	Dr. Larry J. Stroud	Nitin C. Shah
Stephen P. Nivens	Donald E. Taylor	John D. Thompson
E. Daniel Scott	Harry Michael White

Shareholders will elect four nominees as Class I directors at the meeting to serve a three-year term, expiring at the 2013 annual meeting of shareholders.  The directors will be elected by a plurality of the votes cast at the meeting.  This means that the four nominees receiving the highest number of votes will be elected.  Abstentions and broker non-votes with respect to the nominees will not be considered to be either affirmative or negative votes.  Shareholders do not have cumulative voting rights with respect to the election of directors.

The board of directors recommends that you elect Messrs. Derrick, Lovering, Nivens, and Scott as Class I directors.

If you submit a proxy but do not specify how you would like it to be voted, Messrs. Lovering and Scott will vote your proxy to elect Messrs. Derrick, Lovering, Nivens, and Scott.  If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Messrs. Lovering and Scott will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

Information on Nominees

Set forth below is certain information about the nominees, including their name, age, period they have served as a director, and occupation over the past five years.

The board unanimously recommends a vote FOR these nominees.

Thomas Hal Derrick, 59, Class I director since 2006, has been a portfolio risk manager with the Farm Credit Administration since 1985. He received a B.A. degree in history from Newberry College in 1973 and a graduate degree in banking from Louisiana State University in 2001. Mr. Derrick has served in various positions with Rotary International, American Society of Farm Managers and Rural Appraisers, and Lutheran Social Services.  We believe Mr. Derrick’s professional experience as a risk manager is a valuable asset to the board as it manages the operations of the company in this difficult economic environment and well qualifies him to serve on the board.

Charlie T. Lovering, Jr., 42, Class I director since 2007, serves as chief executive officer, executive vice president and chief financial officer of the holding company and the bank.  From June 2004 until May 2006, Mr. Lovering held the positions of senior vice president, chief financial officer and director of operations of CoastalStates Bank in Hilton Head, South Carolina, where he specialized in asset-liability management, financial analysis, community reinvestment, human resources and customer relations. Prior to joining CoastalStates Bank, Mr. Lovering served as the Executive Vice President and Chief Financial Officer of Coastal Banking Company and Lowcountry National Bank located in Beaufort, South Carolina from August 1999 to June 2004.  He has over 22 years of accounting and financial experience.  We believe Mr. Lovering’s successful career in the financial industry and his banking experience, particularly in the area of asset liability management and financial analysis, are critical assets to the board and well qualify him to serve on the board.

Stephen P. Nivens, 58, Class I director since 2006, serves as a senior vice president and the chief business development officer of the holding company and the bank. He has over 37 years of experience in retail and commercial banking, most recently serving as the managing member of L & N Financial Services, LLC from 2003 until he left in November 2005 to form our bank. Mr. Nivens was regional president with Security Federal Bank from 2000 to 2002 and served in various management positions with BB&T/Lexington State Bank from 1972 to 2000. Mr. Nivens is a board member with the Lexington County Development Corporation, the Lutheran Theological Southern Seminary, the Brookland Cayce High School Foundation and the Palmetto Richland Hospice Board. He received a B.S. degree from Newberry College in 1973.  We believe Mr. Nivens’ extensive experience in retail and commercial banking provides essential insight to the board and well qualifies him to serve on the board.

E. Daniel Scott, 63, Class I director since 2006, is the chairman of the board for the bank and the holding company. Mr. Scott is a senior partner with the law firm Setzer and Scott, P.A, where he has practiced since 1977.  He was admitted to the South Carolina Bar in 1974. He received his B.S. degree from the University of South Carolina in 1968, his juris doctorate degree from the University of South Carolina in 1974, and a masters in criminal justice from the University of South Carolina in 1976. Mr. Scott is a member of the Lexington County and American Bar Associations, the Palmetto Land Title Association, and the Home Builders Association of Columbia. He has served as city attorney for the Town of Springdale and as prosecutor for the City of West Columbia. Mr. Scott is also the former chairman and a current board member for the West Metro Chamber of Commerce.  We believe Mr. Scott’s legal insight and strong analytical skills are helpful to the board’s ability to manage the affairs of a highly regulated company and well qualify him to serve on the board.

Information of Other Directors and Executive Officers

Set forth below is also information about each of our other directors and executive officers, including their name, age, period they have served as a director or executive officer, and occupation over the past five years..

Samuel M. Corley, 59, Class III director since 2007, is the owner of Sam’s Fine Wines & Spirits, which he has owned since 2007.  He is also the Vice President, Chief Financial Officer and Co-Owner of the family owned business, M. L. Corley & Sons Sawmill, Inc. where he has been employed since 1967.  Mr. Corley has managed a variety of operational responsibilities throughout the company, including all finances since 1967. Mr. Corley was also responsible for the management of over 100 employees. Mr. Corley presently owns Sam’s Fine Wine and Spirits Beer and More, located in Lexington, South Carolina. This is one of the largest retail establishments of its kind in the Lexington area. He also owns and operates Village Wine & Spirits, which he opened in October 2009. Mr. Corley is a member of numerous affiliations including the: South Carolina Forestry Association, Southern Lumber Manufacturing Association, Ducks Unlimited (Lexington Chapter) and the National Wildlife Turkey Federation. He is an active member of St. David’s Lutheran Church and served on St. David’s Church Council as well as various other committees.  We believe Mr. Corley’s extensive business experience provides the board with unique insight about the markets we serve and well qualifies him to serve on the board.

J. Kevin Reeley, 47, Class II director since 2007, has served as president and chief executive officer of Reeley’s Auto Body Shop, located in West Columbia, since 1993.  Mr. Reeley has worked hard to establish this company as one of the most reputable auto body shops in the Columbia area. He also serves as president of GMK Holdings and Springdale House and Gardens, one of Columbia’s finest historical homes for event venues. Mr. Reeley has served as council member for the town of Springdale since 1994. He serves as a trustee for Sandhills School, which is a school for children who learn differently. He is a graduate of Midlands Technical College receiving an associate degree in business.  We believe Mr. Reeley’s experience as a local business owner and personal ties to the community provide him with awareness of both the business and social environment within which the company operates and well qualifies him to serve on the board.

Nitin C. Shah, 59, Class III director since 2006, has been the president and owner of the Clarion Inn (Airport) located in West Columbia since 1999. He is also involved with several other hotel ventures around the state of South Carolina. Mr. Shah is a member of Rotary International.  We believe Mr. Shah’s business experience provides the board with insight into our local economy and well qualifies him to serve on the board.

Dr. J. Larry Stroud, 57, Class II director since 2006, has owned and operated Triangle Pharmacy located in West Columbia, South Carolina since 1985. In 1993 he developed the Home Medical Equipment Department, which serves both Lexington and Richland counties. The business was incorporated in 2006 and became Triangle Pharmacy and Home Medical Equipment, Inc., where Dr. Stroud serves as president and CEO. Also in 2006, Dr. Stroud formed Triangle Properties, LLC. Dr. Stroud is a member of the finance and operating committee of the Lexington Medical Center Board, the South Carolina Pharmacy Association, and the Lexington County Planning Commission. He works very closely with the Lexington County Legislative Delegation in both pharmacy and health care concerns. Dr. Stroud is very active with LRADAC and is currently working with them to produce a DVD addressing the disease process of alcoholism and drug addiction. He received a B.S. degree from The University of South Carolina and a doctorate of pharmacy from Mercer University Southern School of Pharmacy.  We believe Dr. Stroud’s business and financial experience brings a unique perspective to the board that well qualifies him to serve on the board.

Donald E. Taylor, 74, Class II director since 2006, has been the owner and president of Don E. Taylor Realty, a real estate construction and development company, for the last 45 years. Mr. Taylor holds licenses as a South Carolina general contractor—unlimited, a North Carolina general contractor, a South Carolina real estate broker, and a North Carolina real estate broker. He previously served as chairman of the advisory board and as a member of the marketing committee for Commercial Bank of the South. Mr. Taylor is a former member and chairman of the Richland Memorial Hospital Board of Trustees, former member of the board of directors of Hospital Services, Inc., former chairman of the Richland County Zoning Commission, and former secretary of the Richland County Planning Commission. He is a former chairman of the Richland Regional Medical Center Foundation and a former member of the Palmetto Place Board of Trustees and the board of the Richland Memorial Hospital Center for Cancer Research.  We believe Mr. Taylor’s real estate background provides the board with critical insight and well qualifies him to serve on the board.

John D. Thompson, 60, Class III director since 2006, serves as the vice chairman of the board for the bank and the holding company. Mr. Thompson has been the chief executive officer and funeral director for Thompson Funeral Homes since 1972. He received a B.S. degree in business administration from Charleston Southern University in 1972. Mr. Thompson is currently a member of the Lexington Chamber of Commerce and is a member of the Lions International, Cayce-West Columbia Chamber of Commerce, National Chamber of Commerce, South Carolina Funeral Directors Association, the National Funeral Directors Association, and South Carolina State Constable. He was also former district chairman for the Boy Scouts of America.  We believe that Mr. Thompson’s business experience and personal contacts and familiarity with the community well qualify him to serve on the board.

Harry Michael White, 59, Class II director since 2006, currently serves as President of the Norlan Management Group, Inc.  From 1996 to 2007, Mr. White served as controller of Eddins Electric Company, Inc., and became Vice President and Chief Financial Officer of Eddins Electric Company, Inc. in December 2008.  Prior to that Mr. White served on the staff and later as a partner with McGregor and Company, LLC from 1976 to 1996.  Mr. White is a member of the South Carolina Association of Certified Public Accountants and the American Institute of Certified Public Accountants.  He received a Masters of Accountancy from the University of South Carolina in 1976. Mr. White is a member of the Cayce West Columbia Rotary Club.  We believe Mr. White’s professional experience brings essential financial acumen to the board and well qualifies him to serve on the board.

Board Leadership Structure and Role in Risk Oversight

We are focused on the company’s corporate governance practices and value independent board oversight as an essential component of strong corporate performance to enhance shareholder value.  Our commitment to independent oversight is demonstrated by the fact that all of our directors, except our chief executive officer / chief financial officer and our senior vice president / chief business development officer, are independent.

The board of directors determines the independence of each director in accordance with guidelines it has adopted, which include all elements of independence set forth in the NASDAQ Global Market listing standards.  The board of directors determined that each of the following non-employee directors is independent and has no material relationship with the company, except as a director and shareholder of the company:  Samuel M. Corley, Thomas Hal Derrick, J. Kevin Reeley, E. Daniel Scott, Nitin C. Shah, J. Larry Stroud, Donald E. Taylor, and John

D. Thompson.  In addition, based on such standards, Charlie T. Lovering, our Chief Executive Officer and Chief Financial Officer, and Steven P. Nivens, our Senior Vice President and Chief Business Development Officer, are not independent.

Our board believes that it is preferable for one of our independent directors to serve as chairman of the board.  The person our board elected as chairman, E. Daniel Scott, has been one of our directors since our formation in 2006 and is a long-time resident of our primary market area.  We believe it is the chief executive officer’s responsibility to run the company and the chairman’s responsibility to run the board.  As directors continue to have more oversight responsibility than ever before, we believe it is beneficial to have an independent chairman whose sole job is leading the board.  In making its decision to have an independent chairman, the board considered the time that Mr. Lovering will be required to devote as chief executive officer and chief financial officer in the current economic environment.  By having another director serve as chairman of the board, Mr. Lovering will be able to focus his entire energy on running the company.  This will also ensure there is no duplication of effort between the chief executive officer and the chairman.  We believe this structure provides strong leadership for the board, while also positioning the chief executive officer as the leader of the company in the eyes of our customers, employees, and other stakeholders.

Risk oversight is the responsibility for the board of directors collectively and individually.  The board fulfills this responsibility through a combination of oversight with respect to direct board reports from management and the delegation of specific risk monitoring to its committees, which in turn provide reports to the full board at each regular meeting.  Notwithstanding the foregoing, the board believes that its role is one of oversight, recognizing that management is responsible for executing the company’s risk management policies.

At each regular meeting, the board’s standing agenda requires reports from each of the credit officers and the chief financial officer, who collectively are responsible for all risk areas.  Their agenda items are designed to elicit information with respect to each of these areas.  We do not concentrate the delegation of the board’s responsibility for risk oversight in a single committee.  Instead, each of its committees concentrates on specific risks for which they have an expertise, and each committee is required to regularly report to the board of directors on its findings.  In general, the audit committee is primarily responsible for financial reporting, legal and regulatory types of risk, whereas the risk committee is primarily responsible for credit, market and liquidity type risks.  Compensation-related risks, including certain TARP-compliance matters, are delegated to the compensation Committee.  We believe this division of responsibility is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

We recognize that different board leadership structures may be appropriate for companies in different situations.  We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the company’s needs.

Director Independence

The board of directors determines the independence of each director in accordance with guidelines it has adopted, which include all elements of independence set forth in the NASDAQ Global Market listing standards.  The board of directors determined that each of the following non-employee directors is independent and has no material relationship with the company, except as a director and shareholder of the company:  Samuel M. Corley, Thomas Hal Derrick, J. Kevin Reeley, E. Daniel Scott, Nitin C. Shah, J. Larry Stroud, Donald E. Taylor, and John D. Thompson.  In addition, based on such standards, Charlie T. Lovering, our Chief Executive Officer and Chief Financial Officer, and Steven P. Nivens, our Senior Vice President and Chief Business Development Officer, are not independent.

Meetings and Committees of the Board of Directors

During the year ended December 31, 2009, the board of directors of the company and the bank held 12 meetings.  All of the directors of the company and the bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served.  Each director is expected to attend all annual shareholders’ meetings absent unusual or extenuating circumstances.  Nine of our 12 directors attended the 2009 annual meeting.

Committee Information

Audit Committee

Our audit committee has three members: John D. Thompson, Harry Michael White, and Thomas Hal Derrick (chair).  We have two audit committee members, Mr. Derrick and Mr. White, that qualify as an “audit committee financial expert” as defined in the Securities and Exchange Commission Regulations.  Each of our members has made valuable contributions to the company and its shareholders as members of the audit committee.  The board of directors has determined that each member is qualified to monitor the performance of management, the public disclosures by the company of its financial condition and performance, our internal accounting operations, and our independent auditors. Each of these members is considered “independent” under Rule 4350 of the NASDAQ listing standards.  The audit committee met seven times in 2009.

The audit committee functions are set forth in its charter, which was adopted on October 11, 2005.  A copy of the audit charter is attached as Appendix A to our proxy statement, filed April 14, 2008.  The audit committee has the responsibility of monitoring the internal controls over financial reporting and financial statements, the independent auditor’s qualifications and independence, the performance of our internal audit function and our independent auditor’s, and compliance with legal and regulatory requirements.  The committee has the sole authority to appoint or replace the independent auditor, reviews and approves all auditing services, and reviews with the independent auditors the results of the audit and management’s responses.  The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts.  The audit committee reports its findings to the board of directors.

Compensation Committee

Our bank subsidiary has a compensation committee with three members:  John D. Thompson, E. Daniel Scott, and Nitin C. Shah.  The committee has the responsibility of approving the compensation plan for the entire bank and specific compensation for all executive officers.  It also reviews all benefit plans.  The compensation committee fixed and approved the 2009 compensation paid to our chief executive officer, and, with input from our chief executive officer, Mr. Lovering, fixed and approved the compensation paid to the other executive officers during 2009.  The primary components of 2009 compensation for the executive officers included base salary and stock option grants.  The base salary parameters were established through comparisons with organizations of similar size and complexity to the bank.  Compensation levels were set with the objective of establishing executive officer base salaries that, when considered as a part of total compensation, were adequate and competitive with our peer group, based on asset size.  The compensation committee did not engage any compensation consultants to review our compensation practices or assist in the determination or recommendation of the amount or form of executive and director compensation.  Once the committee approves a compensation plan, the plan is submitted to our board of directors for review and approval.  Given that we are a small financial institution and each of our employees is also an employee of the bank, we do not believe a separate compensation committee for the company is necessary.  The bank’s compensation committee met two times in 2009 and does not have a charter.

The compensation committee must also meet at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk posed to the company from such plans.  The compensation committee must also certify that it has reviewed the senior executive officers’ compensation arrangements to ensure that there are no incentives to take unnecessary or excessive risks that threaten the value of the company.

Other Committees

We do not have a separate nominating committee.  Instead, each member of our board of directors is involved in the consideration of director nominees.  Because we are a small financial institution with a relatively small board of directors, we do not believe a separate nominating committee is necessary.

Any shareholder may recommend the nomination of any person to serve on the board of directors.  Our bylaws require a shareholder to submit the name of the person to our secretary in writing no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii)

with respect to an election to be held at a special meeting of shareholders for the election of directors, no more than seven days after notice of the special meeting is given to shareholders.  Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected.  The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

The board has not established any specific, minimum qualifications that must be met for a person to be nominated to serve as a director nor has it identified any specific qualities or skills that it believes are necessary to be nominated as a director.  In evaluating all potential candidates, the board uses a variety of criteria to evaluate the qualifications and skills necessary in the context of the current needs of the board.  Under these criteria, members of the board of directors should have high professional and personal ethics and values, consistent with our longstanding values and standards.  They should contribute to the diversity of the board and have broad experience at the policy-making level in business, government, education, technology or public interest.  They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience.  Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties.  Each director must represent the interest of our shareholders.

The board of directors uses a variety of methods for identifying and evaluating nominees for director.  They regularly assess the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise.  If vacancies are anticipated, or otherwise arise, the board of directors considers various potential candidates for director.  Candidates may come to their attention through current members of the board of directors, shareholders, or other persons.  These candidates are evaluated at regular or special meetings of the board of directors, and may be considered at any point during the year.  The board of directors considers properly submitted shareholder recommendations for candidates.  In evaluating such recommendations, the board of directors uses the qualifications and standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the board of directors.  The company does not pay a third party to assist in identifying and evaluating candidates.

The board has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees.  In determining whether to recommend a director nominee, the board considers and discusses diversity, among other factors, with a view toward the needs of the board of directors as a whole.  The board generally conceptualizes diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that contribute to board heterogeneity, when identifying and recommending director nominees.  The board believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the goal of creating a board of directors that best serves the needs of the company and the interest of its shareholders.

Shareholder Communications

Our board of directors has implemented a process for shareholders of the company to send communications to the board of directors.  Any shareholder desiring to communicate with the board of directors, or with specific individual directors, may so do by writing to the Chief Executive Officer of the company, at Congaree Bancshares, Inc., 1201 Knox Abbott Drive, Cayce, South Carolina 29033, Attention: Chief Executive Officer.  The Chief Executive Officer has been instructed by the board of directors to promptly forward all such communications to the addressees indicated thereon.

Audit Committee Matters

Report of the Audit Committee of the Board of Directors

The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the information contained in the report by reference, and shall not be deemed filed under such acts.

The audit committee reviewed and discussed with management the audited financial statements.  The audit committee discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended.  The audit committee received from the independent auditors the written disclosures and letters required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent auditors the independent auditor’s independence from the company and its management.  In reliance on the reviews and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on SEC Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

The report of the audit committee is included herein at the direction of its members, Mr. John D. Thompson, Mr. Harry Michael White, and Mr. Thomas Hal Derrick.

Independent Certified Public Accountants

Elliott Davis, LLC was our auditor during the fiscal years ended December 31, 2009 and 2008.  A representative of Elliott Davis, LLC will be present at the annual meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so. The following table shows the fees that we paid for services performed in the fiscal year ended December 31, 2009 and 2008:

	Year Ended December 31, 2009	Year Ended December 31, 2008

Audit Fees	$58,000	$44,573
Audit-Related Fees	—	—
Tax Fees	4,950	4,800
All Other Fees	—	—
Total	$62,950	$49,373

Audit Fees.  This category includes the aggregate fees billed for professional services rendered by the independent auditors during the company’s 2009 and 2008 fiscal years for the audit of the registrant’s annual financial statements and review of financial statements included in the registrant’s Form 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

Tax Fees.  This category includes the aggregate fees billed for professional services rendered by the principal accountant for tax compliance, tax advice, and tax planning.

Oversight of Accountants; Approval of Accounting Fees.

Under the provisions of its charter, the audit committee is responsible for the retention, compensation, and oversight of the work of the independent auditors.  The charter provides that the audit committee must pre-approve the fees paid for the audit.  The policy specifically prohibits certain non-audit services that are prohibited by securities laws from being provided by an independent auditor.  All of the accounting services and fees reflected in the table above were reviewed and approved by the audit committee, and none of the services were performed by individuals who were not employees of the independent auditor.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary of Cash and Certain Other Compensation

The following table shows the compensation we paid for the years ended December 31, 2009 and 2008 to our principal executive officer and our only other executive officer that earned in excess of $100,000 in 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Option Awards	All Other Compensation		Total

Charlie T. Lovering, Jr.	2009	$125,000	$—	$—	$11,607	(2)	$136,607
Chief Executive Officer and Chief Financial Officer of the Company and the Bank	2008	$125,000	$—	$—	$15,360		$140,360

Stephen P. Nivens	2009	$110,000	$—	$—	$12,449	(3)	$122,449
Senior Vice President and Chief Business Development Officer of the Company and the Bank	2008	$110,000	$—	$—	$15,351		$125,351

F. Harvin Ray, Jr.	2009	$38,769	$—	$—	$—		$38,769
Former President and Chief Executive Officer of the of the Company and the Bank(1)	2008	$140,000	$—	$—	$15,783		$155,783

(1)	Mr. Ray resigned from the company and the bank effective January 21, 2009.
(2)	Includes athletic club dues of $2,400, auto expenses of $8,837, and the dollar value of term insurance premiums paid by, or on behalf of the officer of $370.
(3)	Includes auto expenses of $7,247 and the dollar value of term insurance premiums paid by, or on behalf of the officer of $5,202.

Employment Agreements

In September 2006, we entered into an employment agreement with Charlie T. Lovering, Jr. to serve as executive vice president and chief financial officer of Congaree Bancshares and Congaree State Bank.  The agreement is for a term of three years and will automatically extend for additional one year terms unless the company delivers a notice of termination at least six months prior to the end of the current term. Mr. Lovering is entitled to a base salary of $105,000, which may be increased annually by the board of directors and is currently $125,000.  In addition, Mr. Lovering is entitled to:

•                  up to 50% of the previous years salary and compensation if the bank achieves certain performance levels established by the board of directors from time to time;

•                  options to purchase 44,110 shares of common stock for $10.00 per share. The award agreement for the stock option will provide that one-fifth of the shares subject to the option will vest on each of the first five anniversaries of the opening date of the bank, but only if the executive remains employed by the company or one of its subsidiaries on such date, and will contain other customary terms and conditions;

•                  participate in our retirement, welfare, and other benefit programs;

•                  $500,000 life insurance policy payable to the executive’s spouse and heirs; and

•                  reasonable car allowance not to exceed $700 per month.

Pursuant to the terms of the employment agreement, Mr. Lovering is prohibited from disclosing our trade secrets or confidential information. If we terminate his employment without cause, or if Mr. Lovering terminates his employment for a good reason within a 90-day period beginning on the 30th day following a change in control or within a 90-day period beginning on the one year anniversary of the change in control, he will be entitled to severance equal to 18 months of his then base salary. Finally, during employment and for a period of 12 months thereafter, Mr. Lovering may not, subject to limited exceptions, (a) compete with us by forming, serving as an organizer, director, or officer of, or acquiring or maintaining an ownership interest in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches within our territory, (b) solicit our customers for a competing business, or (c) solicit our employees for a competing business.

In February 2006, we entered into a three year employment contract with Stephen P. Nivens to serve as a senior vice president and the chief business development officer of Congaree Bancshares and Congaree State Bank. The agreement, which was renewed in February 2009, for an additional one year term, will automatically extend for additional one year terms unless the company delivers a notice of termination at least six months prior to the end of the current term.  Under the agreement, Mr. Nivens is entitled to a base salary of $106,000 per year, which may be increased annually by the board of directors and is currently $110,000.  In addition, Mr. Nivens is entitled to:

•    up to 8% of the net pretax consolidated income of the company each year if the bank achieves certain performance levels established by the board of directors from time to time;

•    options to purchase 71,755 shares of common stock for $10.00 per share. The award agreement for the stock option will provide that one-fifth of the shares subject to the option will vest on each of the first five anniversaries of the opening date of the bank, but only if the executive remains employed by the company or one of its subsidiaries on such date, and will contain other customary terms and conditions;

•    participate in our retirement, welfare, and other benefit programs;

•    $500,000 life insurance policy payable to the executive’s spouse and heirs;

•    reasonable car allowance not to exceed $700 per month;

•    payment of initiation fees and reimbursement for club dues; and

•    reimbursement for travel and business expenses.

Pursuant to the terms of the employment agreement, Mr. Nivens is prohibited from disclosing our trade secrets or confidential information. If we terminate his employment without cause, he will be entitled to severance equal to 24 months of his then base salary. In addition, following a change in control, if Mr. Nivens terminates his employment for a good reason within a 90-day period beginning on the 30th day following a change in control or within a 90-day period beginning on the one year anniversary of the change in control, he will be entitled to severance equal to 36 months of his then base salary. Finally, during employment and for a period of 12 months thereafter, Mr. Nivens may not, subject to limited exceptions, (a) compete with us by forming, serving as an organizer, director, or officer of, or acquiring or maintaining an ownership interest in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches within our territory, (b) solicit our customers for a competing business, or (c) solicit our employees for a competing business.

Amendments to Employment Agreements

We participated in the Treasury’s Capital Purchase Program in the first quarter of 2009 and sold preferred stock and issued a warrant to purchase preferred stock to the Treasury.  As required by the terms of the Capital Purchase Program, our named executive officers entered into agreements with the Company that amended the executive compensation programs that such officers participate in.  The specific amendments included (1) adding a recovery or “clawback” provision to the Company’s incentive compensation programs requiring that the named executive officers return any bonus or incentive compensation award based upon materially inaccurate financial statements or performance metrics (2) amending the Company’s agreements with the named executive officers so that any future severance payments under such agreements will be limited so that no “golden parachute payments” will be made, and (3) amending each of the Company’s compensation, bonus, incentive and other benefits plans, arrangements, and agreements, including the named executive officer’s employments agreements to the extent necessary to give effect to the provisions in (1) and (2) above.  In addition, as our most highly compensated employee, Mr. Lovering will be ineligible for any bonus or incentive awards, other than restricted stock, as long as the preferred stock issued under the Capital Purchase Program is held by the Treasury.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards that are outstanding to our named executive officers at December 31, 2009.  Mr. Ray did not own any options at December 31, 2009.

	Option Awards
	Number of Securities			Option
	Underlying		Option Exercise	Expiration
	Unexercised Options (1)		Price	Date
	Exercisable	Unexercisable	(per share)

Charlie T. Lovering	26,466	17,644	$10.00	10/16/2016

Stephen P. Nivens	37,053	24,702	$10.00	10/16/2016

(1) The options vest over a five year period beginning October 16, 2007, and they will be exercisable in whole or in part during the 10 year period ending October 16, 2016.

Director Compensation

In 2009, we did not pay our directors any fees for board meeting or committee meeting attendance.

Name	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Samuel M. Corley	—	—		—
Thomas Hal Derrick	—	$846	(2)	$846
David S. Murray, Jr. (3)	—	—		—
J. Kevin Reeley	—	—		—
E. Daniel Scott	—	—		—
Nitin C. Shah	—	—		—
Dr. J. Larry Stroud	—	—		—
Donald E. Taylor	—	—		—
John D. Thompson	—	—		—
Harry Michael White	—	—		—

(1)

Each director identified in the table above holds warrants to acquire 10,000 shares of our common stock. The warrants vest over a three year period beginning October 16, 2007, and they will be exercisable in whole or in part during the 10 year period ending October 16, 2016.

(2)	Reimbursement for travel expenses to attend board meetings.
(3)	Mr. Murray resigned from the company and the bank effective November 20, 2009.

PROPOSAL NO. 2

NON-BINDING VOTE WITH RESPECT TO EXECUTIVE COMPENSATION

The American Recovery and Reinvestment Act of 2009 (“ARRA”), signed into law on February 17, 2009, includes a provision requiring Capital Purchase Program (“CPP”) participants, during the period in which any obligation arising from assistance provided under the CPP remains outstanding, to permit a separate shareholder vote to approve the compensation of executives as disclosed pursuant to the compensation rules of the Securities and Exchange Commission.  This requirement applies to any proxy, consent, or authorization for an annual or other meeting of the participant’s shareholders.  Under this legislation, the shareholder vote is not binding on the board of directors of the CPP participant, and may not be construed as overruling any decision by the participant’s board of directors.

Therefore, shareholders are being given the opportunity to vote on an advisory (non-binding) resolution at the annual meeting to approve Congaree Bancshares’ executive compensation policies and procedures as described above in the compensation tables and related discussion in this Proxy Statement.  This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive pay program.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of shareholder value.  The board believes that our compensation policies and procedures achieve this objective, and therefore recommend shareholders vote “FOR” the proposal through the following resolution:

“RESOLVED, that the Shareholders approve the compensation of Congaree Bancshares’ executive officers, as described in the tabular disclosure and accompanying narrative disclosure regarding named executive compensation in Congaree Bancshares’ 2010 Proxy Statement.”

Because your vote is advisory, it will not be binding upon the board.  However, our compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that Shareholders vote “FOR” this Resolution.

PROPOSAL 3:

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT AUDITOR

Our audit committee has appointed the firm of Elliott Davis, PLLC, an independent registered public accounting firm, to serve as our auditor for the fiscal year ending December 31, 2010.  Although shareholder ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, we are submitting the selection of Elliott Davis to our shareholders for ratification to permit shareholders to participate in this important corporate decision.  If not ratified, the audit committee will reconsider the selection, although the audit committee will not be required to select a different independent auditor.

The board unanimously recommends that shareholders vote “for” ratification of the appointment of Elliott Davis, PLLC as our independent auditor.

Security Ownership of Certain

Beneficial Owners and Management

General

The following table shows how much common stock in the company is owned by the directors, the named executive officers, owners of more than 5% of the outstanding common stock, and all directors and executive officers as a group as of March 31, 2010.  Unless otherwise indicated, the mailing address for each beneficial owner is care of Congaree Bancshares, Inc., 1201 Knox Abbott Drive, Cayce, South Carolina 29033.

Name	Number of Shares Owned(1)	Right to Acquire(2)	Percentage of Beneficial Ownership(3)

Samuel M. Corley	28,000	0	1.59%
Thomas Hal Derrick	12,500	10,000	1.28%
Charlie T. Lovering, Jr.	10,050	26,466	2.07%
Stephen P. Nivens	25,750	47,053	3.94%
J. Kevin Reeley	11,000	0	*
E. Daniel Scott	14,050	10,000	1.36%
Nitin C. Shah	20,000	10,000	1.70%
Dr. J. Larry Stroud	12,500	10,000	1.28%
Donald E. Taylor	22,475	10,000	1.84%
John D. Thompson	50,400	10,000	3.42%
Harry Michael White	15,200	10,000	1.43%

All directors and executive officers as a group (11 persons)	221,925	143,519	19.91%

*Indicates less than 1%

(1)

Includes shares for which the named person has sole voting and investment power, has shared voting and investment power, or holds in an IRA or other retirement plan program, and shares held by spouses unless otherwise indicated in these footnotes.

(2)	Represents shares that may be acquired within the next 60 days of March 31, 2010 by exercising vested stock options or warrants but does not include any unvested stock options or warrants.
(3)

For each individual, this percentage is determined by assuming the named person exercises all options and warrants which he or she has the right to acquire within 60 days, but that no other persons exercise any options or warrants. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options or warrants which he or she has the right to acquire within 60 days, but that no other persons exercise any options. The calculations are based on 1,764,439 shares of common stock outstanding on March 31, 2010.

Certain Relationships and Related Transactions

We enter into banking and other transactions in the ordinary course of business with our directors, and officers and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such officers or directors have a controlling interest, on substantially the same terms, including price, or interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties.  These transactions are also restricted by our regulatory agencies, including the Federal Reserve.  These transactions are not expected to involve more than the normal risk of collectibility or present other unfavorable features.  Loans to individual directors and officers must also comply with the Bank’s lending policies, regulatory restrictions, and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of such loan application.  We intend for all of our transactions with directors, officers or other affiliates to be on terms no less favorable than could be obtained from an unaffiliated third party and to be approved by a majority of our disinterested directors.

We intend to maintain at all times at least two independent and disinterested directors and to require that any affiliated transactions be approved by a majority of our independent and disinterested directors; however, from time to time there may be affiliated transactions in which there are no independent and disinterested directors.  We intend for the terms of all affiliated transactions to be as favorable to the company or its affiliates as those generally available from unaffiliated third parties.

On December 30, 2008, we sold our property at 1201 12th Street, Cayce, South Carolina to 12 Street LLC for $500,000.  Two of our directors, Donald E. Taylor and Nitin Shah, have a 15% and 10% ownership interest in 12 Street LLC, respectively.  This property was comprised of five tenant office rental spaces of approximately 5,764 square feet.  The bank subsequently entered into 15 year lease with the option to extend the lease for two consecutive renewal terms of five years each.  The bank occupies 2,000 square feet for executive and accounting offices and subleases 3,764 square feet to other tenants.   The company is of the opinion that the price received for the sale of the property and the payments under the lease represent market costs that could have been obtained in similar “arms lengths” transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires directors, executive officers and 10% shareholders to file reports of holdings and transactions in our stock with the Securities and Exchange Commission.  Based on a review of Section 16(a) reports and written representations from our directors and executive officers, we believe that all of our directors, executive officers and 10% shareholders have made all filings required under Section 16(a) in a timely manner.

Code of Ethics

We expect all of our employees to conduct themselves honestly and ethically, particularly in handling actual and apparent conflicts of interest and providing full, accurate, and timely disclosure to the public.

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Code of Ethics is available without charge upon written request.  Any such request should be addressed to our main office at 1201 Knox Abbott Drive, Cayce, South Carolina 29033, Attention: Chief Executive Officer.

Shareholder Proposals for the 2011 Annual Meeting of Shareholders

If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2011 annual meeting, they must deliver a written copy of their proposal to our principal executive office no later than January 1, 2011.  To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested.  Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

It is our policy that any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must be delivered to the secretary of the company between 30 and 60 days prior to the annual meeting; provided, however, that if less than 31 days’ notice of the meeting is given to shareholders, the notice must be delivered within 10 days following the day on which notice of the meeting was mailed to shareholders.

April 30, 2010

PROXY SOLICITED FOR THE ANNUAL MEETING

OF SHAREHOLDERS OF

CONGAREE BANCSHARES, INC.

TO BE HELD ON JUNE 16, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints Charlie T. Lovering and E. Daniel Scott, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Congaree Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at The Clarion Inn (Airport), 500 Chris Drive, West Columbia, South Carolina 29169, on June 16, 2010 at 3:00 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders, receipt of which is acknowledged.  These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted “for” Proposal No. 1 to elect the four identified nominees to serve on the Board of Directors; “for” Proposal No. 2 to approve the compensation of our named executive officers, and “for” Proposal No. 3 to ratify the appointment of Elliott Davis, PLLC.

1.                                       PROPOSAL to elect the identified nominees as directors.

Class I
Thomas Hal Derrick
Charlie T. Lovering
Stephen P. Nivens
E. Daniel Scott

☐	FOR all nominees	☐	WITHHOLD AUTHORITY
	listed (except as marked to		to vote for all nominees
the contrary)

2.             PROPOSAL to vote on an advisory, non-binding resolution to approve the compensation of the company’s named executive officers as disclosed in this proxy statement, including the compensation tables and the related disclosures contained in this proxy statement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.             PROPOSAL to ratify the appointment of Elliott Davis, PLLC as our independent auditor for the fiscal year ending December 31, 2010.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(INSTRUCTION:	To withhold authority to vote for any individual nominee(s), write that nominee’s name(s) in the space provided below).

Dated:	, 2010	Dated:	, 2010

Signature of Shareholder(s)		Signature of Shareholder(s)

Please print name clearly		Please print name clearly

Please sign exactly as name or names appear on your stock certificate.  Where more than one owner is shown on your stock certificate, each owner should sign.  Persons signing in a fiduciary or representative capacity shall give full title.  If a corporation, please sign in full corporate name by authorized officer.  If a partnership, please sign in partnership name by authorized person.